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                                                                     EXHIBIT 5.1

                                                 May 29, 2002


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         Re:      Radyne ComStream Inc. 2000 Long-Term Incentive Plan

Ladies and Gentlemen:

         We have acted as counsel to Radyne ComStream Inc, a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, relating to the registration of 1,500,000 shares of its Common Stock, $.001 par value per share (the "Shares"), issuable pursuant to the Company's 2000 Long-Term Incentive Plan (the "Plan").

         In that connection, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Certificate of Incorporation and Bylaws of the Company.

         Based upon the foregoing, it is our opinion that the Shares, if and when issued in accordance with the terms of the Plan, will be validly issued, fully paid, and nonassessable.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement.

                                         Very truly yours,


                                         /s/ Snell & Wilmer L.L.P.